                                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2026 Results
Organic Net Sales Returned to Growth; North America Performance Improved Meaningfully
Adjusted EPS and Adjusted EBITDA Exceeded Expectations
Full Year Outlook Narrowed; Mid-points for Adjusted EPS and Adjusted EBITDA Remain Unchanged

Shelton, Conn - August 5, 2026 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter 2026 ended June 30, 2026.

Executive Summary
•Third quarter net sales were $570.1 million, an increase of 1.7% compared to the prior year quarter.
•Organic net sales increased 1.1%. (Organic basis excludes the impact from currency movements.)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.26, compared to $0.46 in the prior year quarter.
•Adjusted EPS were $0.72 for the quarter, compared to $0.72 in the prior year quarter.
•Ended the third quarter with $397.1 million in cash on hand, access to an additional $418.8 million under the Company’s U.S. revolving credit facility available.
•Returned $7.0 million to shareholders in the form of dividends in the third quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on August 5, 2026, for the third quarter.

“Our third quarter results represent an important step forward in our fiscal 2026 progression, with organic net sales returning to growth, meaningful improvement in North America, and adjusted EPS and adjusted EBITDA ahead of expectations,” said Rod Little, Edgewell’s President and Chief Executive Officer. “At the beginning of the year, we anticipated that fiscal 2026 would be a back-half story, and based on our current outlook, we remain on track to deliver on that commitment. Our priority brands continue to gain traction, and we believe that the investments we have made are strengthening our capabilities and improving business performance. We are increasingly confident in the trajectory of the business and the foundation we are building for future growth and value creation.”

Unless otherwise noted, reported results in this release are based on continuing operations and exclude the Feminine Care business which is treated as discontinued operations. The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

Fiscal 3Q 2026 Operating Results (Unaudited)
Net sales were $570.1 million in the quarter, an increase of $9.7 million, or 1.7%, including a $3.6 million, or 0.6% favorable impact from currency movements. Organic net sales increased $6.1 million, or 1.1%, reflecting a return to growth in North America, partially offset by lower sales in international markets. North America organic sales increased 3.0%, driven by volume growth across Sun, Skin Care and Grooming, reflecting improving execution, increased distribution and continued strength across several of the Company's priority brands. International organic sales declined 1.4%, primarily reflecting temporary disruption associated with the conflict in the Middle East and short-term supply chain impacts related to the Company's Wet Shave manufacturing consolidation, partially offset by growth in Grooming and several key international markets.
Gross profit was $242.5 million, as compared to $250.1 million in the prior year quarter. Gross margin as a percent of net sales was 42.5%,a decrease of 210-basis points. Adjusted gross margin as a percent of net sales decreased 30-basis points, to 44.5% in the quarter. Productivity savings of approximately 200-basis points and 40-basis points of favorable currency movements were more than offset by 160-basis points of core inflation and net tariffs and 110-basis points of unfavorable mix and promotional levels (net of pricing).

Advertising and sales promotion expense ("A&P") was $83.2 million, or 14.6% of net sales, an increase of $7.2 million, compared to $76.0 million, or 13.6% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $108.3 million, or 19.0% of net sales, as compared to $100.7 million, or 18.0% of net sales in the prior year quarter. Adjusted SG&A was 18.4% of net sales, compared to 17.6% in the prior year quarter which was primarily driven by higher incentive compensation expense and unfavorable currency impacts in the current year, partly offset by lower people and consulting expenses.
The Company recorded pre-tax restructuring and related costs in support of cost efficiency and effectiveness programs of $24.5 million in the quarter.
Operating income was $25.0 million, or 4.4% of net sales, inclusive of a $2.6 million, or 40-basis points impact from favorable currency movements, compared to income of $45.0 million, or 8.0% of net sales in the prior year quarter. Adjusted operating income was $53.0 million, or 9.3% of net sales, compared to $63.6 million, or 11.3% of net sales in the prior year quarter.
Interest expense associated with debt was $16.7 million, compared to $19.4 million in the prior year quarter. The decrease in interest expense was the result of lower borrowing levels on the Company’s U.S. revolving credit facility due to the paydown of the facility with the proceeds of the Feminine Care divestiture.
Other (income) expense, net was income of $9.7 million compared to income of $2.9 million in the prior year quarter. The current year quarter included $7.7 million of Transition Services Agreement (“TSA”) income. Additionally, the prior year quarter included $2.7 million of other project gains. Currency hedge and remeasurements gains were $0.6 million in the current quarter, compared to a gain of $1.1 million in the prior year quarter. Adjusted other (income) expense, net was income of $9.7 million compared to income of $0.2 million in the prior year quarter.
The effective tax rate for the first nine months of fiscal 2026 was (17.0)% compared to 31.7% in the prior year period. The current year period reflects a tax expense on a loss. The fiscal 2026 effective tax rate reflects more favorable discrete and unusual items compared to fiscal 2025. The adjusted effective tax rate for the first nine months of fiscal 2026 was 26.3%, compared to 28.8%. from the prior year period.
GAAP net earnings from continuing operations was income of $12.3 million or $0.26 per diluted share compared to income of $21.5 million or $0.46 per diluted share in the prior year quarter. Adjusted net earnings from continuing operations were $33.5 million or $0.72 per share, inclusive of a $0.04 favorable currency impact, compared to $33.6 million or $0.72 per share in the prior year quarter. Adjusted EBITDA was $78.9 million, inclusive of a $2.1 million favorable currency impact, compared to $81.2 million in the prior year quarter.
Net cash provided by operating activities on a consolidated basis, inclusive of continuing and discontinued operations was $47.1 million for the nine months ended June 30, 2026, compared to $44.3 million in the prior year period. The increase in cash provided by operating activities was largely driven by changes in net working capital. The third quarter ended with $397.1 million in cash on hand, access to $418.8 million under the Company’s U.S. revolving credit facility and an adjusted net debt leverage ratio of 3.7x. The adjusted net debt leverage ratio reflects the trailing 12 month continuing operations EBITDA as well as the cash impact from temporary working capital and other items related to the Feminine Care divestiture.

Capital Allocation
On August 5, 2026, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the third fiscal quarter of fiscal 2026. The dividend will be payable on October 8, 2026 to shareholders of record at the close of business on September 9, 2026. During the third quarter of fiscal 2026, the Company paid dividends totaling $7.0 million to stockholders. As of June 30, 2026, the Company had approximately $85 million available for share repurchase in the future under the Board’s 2025 authorization.
Fiscal 3Q 2026 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $4.2 million, or 1.3%. Organic net sales decreased $6.1 million or 1.9%, as growth in the branded business was more than offset by lower Private Label sales, related to temporary supply constraints in North America and certain international markets. Segment profit decreased $9.2 million, or 20.9%. Organic segment profit, excluding the favorable impact from currency, decreased $10.9 million, or 24.7%, driven by higher SG&A and marketing expenses.
Sun and Skin Care (Sun Care, Men’s and Women’s Grooming Products, and Wet Ones)
Net sales increased $13.9 million, or 5.7%. Organic net sales increased $12.2 million, or 5.0%, driven by mid-single digit growth in Sun Care in North America and strong global Grooming and Skin Care performance, partly offset by Sun Care declines in international markets. Segment profit increased $0.2 million, or 0.4%, including a favorable impact from foreign currency of $0.9 million, or 2.0%. Organic segment profit decreased $0.7 million, or 1.6%, driven by higher marketing and SG&A expenses, partially offset by higher gross profit.

Full Fiscal Year 2026 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2026. Unless otherwise stated, this outlook is presented on a continuing-operations basis and excludes the results of the Feminine Care business, which is reported as discontinued operations.
The Company's underlying expectations for fiscal 2026 remain intact, including stronger fourth quarter performance and adjusted EPS and adjusted EBITDA that are in line with prior expectations.

•Reported net sales are now expected to increase in the range of approximately 1.3% to 1.8% (previously increase 0.8% to 3.8%)
◦Includes an estimated 130-basis point positive impact from foreign currency changes (previously 180-basis point positive impact)
•Organic net sales are expected to be in the range of a flat to 0.5% (previously in the range of 1.0% decrease to a 2.0% increase)
•GAAP EPS is expected to be in the range of flat to $0.20 (previously flat to $0.40).
◦Includes: Restructuring and related costs*, Sun Care reformulation, Legal matters, and Other costs
•Adjusted EPS is expected to be in the range of $1.80 to $2.00 (previously $1.70 to $2.10)
•Adjusted gross margin is expected to increase approximately 20-basis points (previously increase 50-basis points). Adjusted operating margin is expected to decrease approximately 80-basis points (previously decrease 60-basis points), reflecting 70-basis points from higher A&P investment and 30-basis points from increased SG&A expense
•Adjusted EBITDA is expected to be in the range of $250 to $260 million (previously $245 to $265 million)
•Other income/expense, net is expected to be approximately $26 million income, (previously $21 million income)
•Interest expense associated with debt is expected to be approximately $70 million
•Adjusted effective tax rate is expected to be approximately 22% to 23%
•Capital expenditures are expected to be in the range of approximately 3.0% to 3.5% of net sales
•Adjusted free cash flow is expected to be approximately $80 to $110 million
•Adjusted net debt leverage is expected to be approximately in the range of 3.3x to 3.4x at fiscal year end (previously in the range of 3.3x to 3.5x)

As previously discussed, in fiscal 2026, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the further consolidation of Wet Shave operations. As a result of these actions, the Company expects to incur pre-tax charges of approximately $92 million (previously $90 million) for the full fiscal year.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today, August 5, 2026. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

Refer to Supplemental Slides for fiscal year 2025 quarterly recast adjusted EBITDA reconciliation for continuing operations at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link http://ir.edgewell.com/news-and-events/events for historical financial information related to Company’s divestiture of its Feminine Care business consistent with the continuing operations structure.

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,200 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. These forward-looking statements include, but are not limited to, statements concerning our expectations regarding our future results of operations and financial condition; including business trajectory and performance improvement; future growth and value creation; our capital allocation plans; impacts from the divestiture of our Feminine Care segment; the effects of macroeconomic factors such as changes in tariffs and inflationary pressures; and conflicts or acts of war (such as the conflict in the Middle East). Additional forward-looking statements can generally be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.

Factors that could cause fluctuations in our actual results include, but are not limited to, the following: our ability to compete in products and prices, as well as costs, in an intensely competitive industry; the loss of any of our principal customers or changes in the policies of our principal customers; our inability to design and execute a successful omnichannel strategy; our ability to attract, retain and develop key personnel; fluctuations in the price and supply of raw materials and costs of labor, warehousing and transportation; the impact of seasonal volatility on our sales, financial performance, working capital requirements and cash flow; the ability to successfully manage evolving global financial risks, including tariffs, foreign currency fluctuations, currency exchange or pricing controls and localized volatility; the ability to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, conflicts or acts of war (such as the conflict in the Middle East), terrorism or disease outbreaks; impacts from any loss of our principal customers or changes in the policies or strategies of our customers; our level of indebtedness and the various covenants related thereto, and to generate sufficient income and cash flow to allow the Company to effect expected share repurchases and dividend payments; our failure to maintain our brands’ reputation and successfully respond to changing consumer habits; and perceptions of certain ingredients, negative perceptions of packaging, lack of recyclability or other environmental attributes; our access to capital markets and borrowing capacity; impairment of our goodwill and other intangible assets; the ability to successfully manage the financial, legal, reputational and operational risks associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; risks associated with our international operations; our ability to effectively integrate acquired companies and successfully manage divestiture activities; our ability to successfully implement our cost savings initiatives, including rationalization or restructuring efforts; the ability to rely on and maintain key Company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; the ability to successfully achieve, maintain or adjust our environmental or sustainability goals and priorities; the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; the ability to adequately protect our intellectual property rights; product quality and safety issues, including recalls and product liability; losses or increased funding and expenses related to our pension plans; and the other important factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“2025 Annual Report”) under Part I. Item 1A. “Risk Factors,” and in our other filings with the Securities and Exchange Commission (“SEC”). In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2025.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2026 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross margin, SG&A, operating income, operating margin, effective tax rate, net earnings, earnings per share, EBITDA, and other (income) expense to internally make operating decisions.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency.
◦Segment profit is impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•The Company presents certain metrics on a consolidated and continuing operations basis to help with comparability.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Adjusted free cash flow is defined as free cash flow, adjusted for the following: the one-time operating cash flow impacts associated directly with Feminine Care divestiture including tax, working capital, and deal related fees and expenses.
•Net debt is defined as Gross debt less cash and cash equivalents. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA. Adjusted net debt leverage ratio is defined as net debt divided by continuing operations trailing twelve month adjusted EBITDA, which includes Transition Services Agreement income realized in fiscal Q2 and Q3 (five months), plus $15 million of pro forma Transition Services Agreement income (seven months). Refer to Supplemental Slides for fiscal year 2025 quarterly recast adjusted EBITDA reconciliation for continuing operations filed on February 9, 2026.

Basis of Presentation. In accordance with applicable accounting guidance, the results of the Feminine Care segment are presented as discontinued operations in the Condensed Consolidated Statements of Earnings and Comprehensive Income and, as such, have been excluded from both continuing operations and segment results for all periods presented. Further, the Company reclassified the assets and liabilities of the Feminine Care disposal group as assets and liabilities held for sale in the Condensed Consolidated Balance Sheet as of September 30, 2025. The Condensed Consolidated Statements of Cash Flows are presented on a consolidated basis with both continuing operations and discontinued operations. All amounts, percentages and disclosures for all periods presented reflect only the continuing operations of Edgewell unless otherwise noted.

Please refer to the Form 10-Q filed with the SEC on August 5, 2026.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net sales	$570.1	$560.4	$1,512.4	$1,492.1
Cost of products sold	327.6	310.3	892.0	832.7
Gross profit	242.5	250.1	620.4	659.4

Selling, general and administrative expense	108.3	100.7	321.7	303.1
Advertising and sales promotion expense	83.2	76.0	187.4	182.0
Research and development expense	13.3	13.5	42.0	40.2
Restructuring charges	12.7	14.9	44.8	30.9
Operating income	25.0	45.0	24.5	103.2
Interest expense associated with debt	16.7	19.4	53.9	58.4
Other income, net	(9.7)	(2.9)	(18.4)	(2.3)
Earnings (loss) from continuing operations before income taxes	18.0	28.5	(11.0)	47.1
Income tax provision on continuing operations	5.7	7.0	1.9	15.0
Net earnings (loss) from continuing operations	12.3	21.5	(12.9)	32.1
Earnings (loss) from discontinued operations, net of tax	1.4	7.6	(49.7)	23.9
Net earnings (loss)	$13.7	$29.1	$(62.6)	$56.0

Basic earnings (loss) per share
Continuing operations	$0.27	$0.46	$(0.28)	$0.67
Discontinued operations	0.03	0.16	(1.07)	0.50
Basic earnings (loss) per share	$0.30	$0.62	$(1.35)	$1.17

Diluted earnings (loss) per share
Continuing operations	$0.26	$0.46	$(0.28)	$0.67
Discontinued operations	0.03	0.16	(1.07)	0.50
Diluted earnings (loss) per share	$0.29	$0.62	$(1.35)	$1.17

Weighted-average shares outstanding:
Basic	46.1	46.8	46.4	47.8
Diluted	46.6	47.0	46.4	48.0

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2026	September 30, 2025
Assets
Current assets
Cash and cash equivalents	$397.1	$225.7
Trade receivables, less allowance for doubtful accounts	119.4	137.8
Inventories	433.0	433.8
Other current assets	162.5	138.6
Current assets held for sale	—	59.6
Total current assets	1,112.0	995.5
Property, plant and equipment, net	292.7	295.0
Goodwill	1,134.0	1,137.1
Other intangible assets, net	806.4	828.2
Other assets	190.3	178.7
Non-current assets held for sale	—	321.8
Total assets	$3,535.4	$3,756.3

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable	$34.2	$29.5
Accounts payable	230.7	219.7
Other current liabilities	338.7	311.1
Current liabilities held for sale	—	5.2
Total current liabilities	603.6	565.5
Long-term debt	1,245.0	1,383.3
Deferred income tax liabilities	79.6	118.8
Other liabilities	147.3	135.6
Total liabilities	2,075.5	2,203.2

Shareholders’ equity
Common shares	0.7	0.7
Additional paid-in capital	1,569.7	1,578.8
Retained earnings	1,002.1	1,086.7
Common shares in treasury at cost	(997.5)	(1,003.3)
Accumulated other comprehensive loss	(115.1)	(109.8)
Total shareholders’ equity	1,459.9	1,553.1
Total liabilities and shareholders’ equity	$3,535.4	$3,756.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2026	2025
Cash Flow from Operating Activities
Net (loss) earnings	$(62.6)	$56.0
Depreciation and amortization	59.0	65.6
Share-based compensation expense	14.7	18.8
Loss on sale of assets	1.4	1.7
Impairment charges	37.4	—
Loss on assets held for sale	2.2	—
Deferred compensation payments	(2.3)	(2.4)
Deferred income taxes	(39.8)	(0.5)
Other, net	8.3	(12.2)
Changes in operating assets and liabilities	28.8	(82.7)
Net cash provided by operating activities	47.1	44.3

Cash Flow from Investing Activities
Proceeds from sale of business	338.9	—
Capital expenditures	(41.2)	(49.4)
Collection of deferred purchase price on accounts receivable sold	3.3	5.6
Other, net	—	(1.5)
Net cash provided by (used in) investing activities	301.0	(45.3)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	398.0	774.0
Cash payments on debt with original maturities greater than 90 days	(538.0)	(678.0)
Net proceeds from (payment of) debt with original maturities of 90 days or less	3.1	(0.8)
Repurchase of shares	(15.8)	(90.2)
Dividends to common shareholders	(21.5)	(22.4)
Employee shares withheld for taxes	(2.9)	(7.4)
Net financing inflow from the Accounts Receivable Facility	2.7	14.2
Other, net	(0.3)	(0.3)
Net cash used in financing activities	(174.7)	(10.9)

Effect of exchange rate changes on cash	(2.0)	2.4

Net increase (decrease) in cash and cash equivalents	171.4	(9.5)
Cash and cash equivalents, beginning of period	225.7	209.1
Cash and cash equivalents, end of period	$397.1	$199.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following two segments: Wet Shave and Sun and Skin Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net sales
Wet Shave	$312.8	$317.0	$898.2	$897.0
Sun and Skin Care	257.3	243.4	614.2	595.1
Total net sales	$570.1	$560.4	$1,512.4	$1,492.1

Segment Profit
Wet Shave	$34.9	$44.1	$106.0	$137.3
Sun and Skin Care	46.2	46.0	89.5	93.4
Total segment profit	81.1	90.1	195.5	230.7

General corporate and other expenses	(21.9)	(19.9)	(66.0)	(65.9)
Amortization of intangibles	(6.2)	(6.4)	(19.0)	(19.2)
Interest and other expense, net	(7.0)	(19.3)	(37.7)	(58.6)
Restructuring and related costs	(24.5)	(16.8)	(71.9)	(32.7)
Acquisition and integration costs	—	—	—	(0.5)
Sun Care reformulation costs	(0.7)	(0.5)	(3.4)	(2.2)
Legal matters	—	—	(5.7)	—
Gain on investment	—	—	1.5	0.9
Commercial realignment	0.2	0.1	0.2	(3.0)
Other project and related costs	(3.0)	1.2	(4.5)	(2.4)
Total earnings (loss) before income taxes	$18.0	$28.5	$(11.0)	$47.1
Refer to Note 2 - GAAP to Non-GAAP Reconciliations below for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three Months Ended June 30, 2026
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net (Loss) Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$242.5	$108.3	$25.0	$18.0	$5.7	$12.3	$0.26
Restructuring and related costs	11.2	(0.6)	24.5	24.5	6.0	18.5	0.40
Sun Care reformulation costs	—	—	0.7	0.7	0.1	0.6	0.01
Commercial realignment	(0.2)	—	(0.2)	(0.2)	(0.1)	(0.1)	—
Other project and related costs	0.1	(2.9)	3.0	3.0	0.8	2.2	0.05
Total Adjusted Non-GAAP	$253.6	$104.8	$53.0	$46.0	$12.5	$33.5	$0.72

				Adjusted Non-GAAP Constant Currency			0.68

GAAP as a percent of net sales	42.5%	19.0%	4.4%	GAAP effective tax rate			31.5%
Adjusted as a percent of net sales	44.5%	18.4%	9.3%	Adjusted effective tax rate			27.2%
Adjusted Constant Currency as a percent of net sales	44.1%		8.9%
(1) EBIT is defined as Earnings before Income taxes.

Three Months Ended June 30, 2025
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net (Loss) Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$250.1	$100.7	$45.0	$28.5	$7.0	$21.5	$0.46
Restructuring and related costs	1.2	(0.6)	16.7	16.7	4.1	12.6	0.27
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Commercial realignment	(0.1)	—	(0.1)	(0.1)	—	(0.1)	—
Other project and related costs	—	(1.5)	1.5	(1.2)	(0.4)	(0.8)	(0.02)
Total Adjusted Non-GAAP	$251.2	$98.6	$63.6	$44.4	$10.8	$33.6	$0.72

GAAP as a percent of net sales	44.6%	18.0%	8.0%	GAAP effective tax rate			24.5%
Adjusted as a percent of net sales	44.8%	17.6%	11.3%	Adjusted effective tax rate			24.3%
(1) EBIT is defined as Earnings before Income taxes.

Nine Months Ended June 30, 2026
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net (Loss) Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$620.4	$321.7	$24.5	$(11.0)	$1.9	$(12.9)	$(0.28)
Restructuring and related costs	25.7	(1.4)	71.9	71.9	17.7	54.2	1.17
Sun Care reformulation costs	—	—	3.4	3.4	0.8	2.6	0.06
Legal matters	—	(5.7)	5.7	5.7	1.4	4.3	0.09
Gain on investment	—	—	—	(1.5)	(0.3)	(1.2)	(0.03)
Commercial realignment	(0.2)	—	(0.2)	(0.2)	(0.1)	(0.1)	—
Other project and related costs	0.1	(5.1)	5.2	4.5	1.1	3.4	0.07
Tax shortfall on equity compensation	—	—	—	—	(3.4)	3.4	0.07
Total Adjusted Non-GAAP	$646.0	$309.5	$110.5	$72.8	$19.1	$53.7	$1.15

				Adjusted Non-GAAP Constant Currency			1.07

GAAP as a percent of net sales	41.0%	21.3%	1.6%	GAAP effective tax rate			(17.0)%
Adjusted as a percent of net sales	42.7%	20.5%	7.3%	Adjusted effective tax rate			26.3%
Adjusted Constant Currency as a percent of net sales	42.5%		6.9%
(1) EBIT is defined as Earnings (Loss) before Income taxes.

Nine Months Ended June 30, 2025
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net (Loss) Income from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$659.4	$303.1	$103.2	$47.1	$15.0	$32.1	$0.67
Restructuring and related costs	1.2	(0.6)	32.7	32.7	8.0	24.7	0.50
Acquisition and integration costs	—	(0.5)	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	2.2	2.2	0.5	1.7	0.04
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Commercial realignment	3.0	—	3.0	3.0	0.9	2.1	0.04
Other project and related costs	—	(3.9)	3.9	2.4	0.6	1.8	0.04
Total Adjusted Non-GAAP	$663.6	$298.1	$145.5	$87.0	$25.1	$61.9	$1.28

GAAP as a percent of net sales	44.2%	20.3%	6.9%	GAAP effective tax rate			31.7%
Adjusted as a percent of net sales	44.5%	20.0%	9.8%	Adjusted effective tax rate			28.8%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit (Loss) by Segment
Operations for the Company are reported via two segments. The following tables present changes in net sales and segment profit for the three and nine months ended June 30, 2026, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter Ended June 30, 2026	Wet Shave		Sun and Skin Care		Total
Net sales - Q3 2025	$317.0		$243.4		$560.4
Organic	(6.1)	(1.9)%	12.2	5.0%	6.1	1.1%
Impact of currency	1.9	0.6%	1.7	0.7%	3.6	0.6%
Net sales - Q3 2026	$312.8	(1.3)%	$257.3	5.7%	$570.1	1.7%

Segment Profit
Quarter Ended June 30, 2026	Wet Shave		Sun and Skin Care		Total
Segment profit - Q3 2025	$44.1		$46.0		$90.1
Organic	(10.9)	(24.7)%	(0.7)	(1.6)%	(11.6)	(12.9)%
Impact of currency	1.7	3.8%	0.9	2.0%	2.6	2.9%
Segment profit - Q3 2026	$34.9	(20.9)%	$46.2	0.4%	$81.1	(10.0)%

Net Sales
Nine Months Ended June 30, 2026	Wet Shave		Sun and Skin Care		Total
Net sales - Q3 2025	$897.0		$595.1		$1,492.1
Organic	(19.8)	(2.2)%	11.4	1.9%	(8.4)	(0.6)%
Impact of currency	21.0	2.3%	7.7	1.3%	28.7	2.0%
Net sales - Q3 2026	$898.2	0.1%	$614.2	3.2%	$1,512.4	1.4%

Segment Profit
Nine Months Ended June 30, 2026	Wet Shave		Sun and Skin Care		Total
Segment profit - Q3 2025	$137.3		$93.4		$230.7
Organic	(36.4)	(26.5)%	(6.3)	(6.8)%	(42.7)	(18.5)%
Impact of currency	5.1	3.7%	2.4	2.6%	7.5	3.2%
Segment profit - Q3 2026	$106.0	(22.8)%	$89.5	(4.2)%	$195.5	(15.3)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	June 30, 2026	September 30, 2025
Notes payable	$34.2	$29.5
Long-term debt	1,245.0	1,383.3
Gross debt	1,279.2	1,412.8
Less: Cash and cash equivalents	397.1	225.7
Net debt	$882.1	$1,187.1

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net Earnings	$12.3	$21.5	$(12.9)	$32.1
Income tax provision	5.7	7.0	1.9	15.0
Interest expense, net	14.8	19.0	50.7	56.9
Depreciation and amortization	18.6	18.3	57.7	54.0
EBITDA	51.4	65.7	97.4	158.0

Restructuring and related costs (1)	24.0	16.3	68.4	31.5
Acquisition and integration costs	—	—	—	0.5
Sun Care reformulation costs	0.7	0.5	3.4	2.2
Legal matters	—	—	5.7	—
(Gain) loss on investment	—	—	(1.5)	(0.9)
Commercial realignment	(0.2)	(0.1)	(0.2)	3.0
Other project and related costs	3.0	(1.2)	4.5	2.4
Adjusted EBITDA	$78.9	$81.2	$177.7	$196.7
(1) Excludes $0.5 million and $3.5 million of accelerated depreciation, which is included within Depreciation and amortization during the three and nine months ended June 30, 2026, respectively and $0.6 million and $1.2 million during the three and nine months ended June 30, 2025, respectively.

Note 5 - Outlook for Continuing Operations
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's projected fiscal 2026 outlook for continuing operations. The below outlook reflects management’s approximate expectations and are subject to rounding adjustments. As a result, the sum of individual amounts may not precisely equal the totals presented.

Adjusted EPS Outlook
Fiscal 2026 GAAP EPS	approx.	$0.00 - $0.20

Restructuring and related costs	approx.	1.96
Sun Care reformulation costs	approx.	0.11
Legal Matter	approx.	0.12
Gain on Investment	approx.	(0.03)
Other costs	approx.	0.13
Income taxes(1)	approx.	(0.49)

Fiscal 2026 Adjusted EPS Outlook (Non-GAAP)	approx.	$1.80 - $2.00
(1)Income tax effect of the adjustments to Fiscal 2026 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2026 GAAP Net Income	approx.	$0 - $10
Income tax provision	approx.	4
Interest expense, net of $5 interest income	approx.	65
Depreciation and amortization	approx.	77
EBITDA	approx.	$146 - $156

Restructuring and related costs (2)	approx.	88
Sun Care reformulation costs	approx.	5
Legal Matter	approx.	6
Gain on Investment	approx.	(1)
Other costs	approx.	6
Fiscal 2026 Adjusted EBITDA	approx.	$250 - $260
(2) Excludes accelerated depreciation, which is included within Depreciation and amortization.